CONSULTING AGREEMENT

THIS AGREEMENT is made this 1st day of January, 2006.

BETWEEN:

ALBERTA STAR DEVELOPMENT CORP., a corporation duly incorporated, and having its office at 200 - 675 West Hastings St., Vancouver, BC V6B 1N2 Canada,

(hereinafter called the “Company”)

OF THE FIRST PART

AND:

MICHAEL BAYBAK AND COMPANY, INC., a corporation duly incorporated under the laws of the State of California, having an office at 4515 Ocean View Blvd., Suite 305, La Canada, California, 91011, U.S.A.,

(hereinafter called the “Consultant”)

OF THE SECOND PART

WHEREAS:

A. The Consultant is a firm carrying on the business of providing media and investor relations services for emerging uranium and polymetallic exploration companies,

B. The Company is desirous of retaining the consulting services of the Consultant on a fixed term basis and the Consultant has agreed to serve the Company as an independent contractor upon the terms and conditions herewith set forth;

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1. The Consultant shall provide focused media and investor relations consulting services to the Company, to expose the company as a high-quality, low-cost resource to financial advisory media and business press through programmed media development activities. The Consultant will place special emphasis on introducing the Company to the advisory newsletter community focused on natural resources, including such newsletter writers as Doug Casey and Brien Lundin.  These actions are SUBJECT ALWAYS to the control and direction of the Board of Directors of the Company.

2. The Company shall provide to Consultant copies of all proposed literature prior to the dissemination of such literature to any third parties and the Consultant shall not disseminate any such materials or documents without the prior approval of the Company.

3. The term of this Agreement shall be for a period of six (6) months from the date of this Agreement, and may be extended on mutually agreeable terms.

4. The fees for services shall be $US 3,000.00 (Three Thousand Dollars in lawful United States currency) per month, with the first installment payable upon the execution of this contract. Company shall issue two corporate stock options to two principals of Consultant, each for one hundred thousand (100,000) shares exercisable at $CDN 0.60/share over a three-year term, subject to any required shareholder and regulatory approvals.

5. The Consultant shall be responsible for the payment of its income taxes or GST as shall be required by any governmental entity with respect to compensation paid by the Company to the Consultant.

6. During the term of this Agreement, the Consultant shall provide its services to the Company primarily through Mr. Michael Baybak, with the assistance of Mr. George Duggan, and the Consultant shall ensure that they will be available to provide such services to the Company in a timely manner subject to their availability at the time of the request.

7. Consultant shall bill to Company all direct expenses of phone, postage, instant print, deliveries, faxing, and other dissemination expenses. For material expenses exceeding in any single instance US $1,000 for any dissemination or distribution programs or related expenses, specific approval shall be sought in writing prior to incurring such expenses, and these will be paid in advance by Company prior to being incurred.

8. The Consultant shall not, either during the continuance of its contract hereunder or any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or its subsidiary or subsidiaries, to any person for its or their own personal benefit or purposes whether or not to the detriment of the Company and shall not use any information it may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries for its own benefit or purposes, or for any purpose other than those of the Company as more particularly described in paragraph 1 above. The Consultant acknowledges that any breach of these provisions may result in damages to the Company which are difficult to measure monetarily, and hereby waives any defense to any application made by the Company for injunctive relief, in addition to any other legal remedy available to the Company.

9. The Company agrees to indemnify and save the Consultant harmless from any loss, costs or expenses incurred as a result of or arising out of the Consultant’s dissemination or publication of any documents or literature issued or approved in writing by the Company in accordance with the provisions of paragraph 2 of this Agreement, in the event that it is established by a Court of competent jurisdiction that such materials contain material misrepresentations or false or misleading information, or omit to state a material fact necessary to prevent a statement that is made from being false or misleading.

10. The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of its employment hereunder and use its best efforts to promote the interests of the Company.

11. This Agreement may be terminated forthwith by the Company without prior notice if at any time:

(a) The Consultant shall commit any breach of any of the provisions herein contained; or

(b) The Consultant shall be guilty of any misconduct or neglect in the discharge of its duties hereunder; or

(c) The Consultant shall become bankrupt or make any arrangements or composition with its creditors; or

(d) Michael Baybak shall become of unsound mind or be declared incompetent to handle his own personal affairs.

12. The Company is aware that the Consultant has now and will continue to have business interests in other companies and the Company recognizes that these companies will require a certain portion of the Consultant’s time. The Company agrees that the Consultant may continue to devote time to such outside interests, PROVIDED THAT such interests do not conflict with, in any way, the time required for the Consultant to perform its duties under this Agreement.

13. The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the prior written consent of the Company.

14. Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at its last business address known to the Secretary of the Company. Any such notice mailed as aforesaid shall be deemed to have been received by the Consultant on the first business day following the date of the mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

15. The provisions of this Agreement shall inure to the benefit of and be binding upon the Consultant and the successors and assigns of the Company. For this purpose, the terms “successors” and “assigns” shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

16. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

17. This Agreement is being delivered and is intended to be performed in the State of California and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of such State. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom or which enforcement of any waiver, change, modification or discharge is sought.

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

THE COMMON SEAL of               )        c/s

ALBERTA STAR DEVELOPMENT         )

CORPORATION is hereto            )  Per:  /s/ Tim Coupland

affixed in the presence of:      )        Authorized Signatory

                                 )

/s/ Greg Yanke                   )        December 29, 2005

                                 )        Date

SIGNED, SEALED AND DELIVERED     )

By MICHAEL BAYBAK                )

AND COMPANY, INC.                )        MICHAEL BAYBAK AND

by its authorized signatory      )        COMPANY, INC.

                                 )

in the presence of               )  Per:  /s/ and /s/ Michael Baybak

/s/                              )        Authorized Signatory

Signature of Witness             )

4075 Ocean View Blvd. #305       )        2 Jan 06

Le Canada, CA 910111             )        Date

Address of Witness               )